Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-70078, 333-98559, 333-108258 and 333-118521 of Environmental Power Corporation on Form S-8 of our report dated March 24, 2004, appearing in this Annual Report on Form 10-K/A of Environmental Power Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 15, 2004